EXHIBIT 99

  FOR IMMEDIATE RELEASE                      Contact:  Mr. Charles R.  Ofner
                                                              (713) 496-5000

        February 28, 1996,     Houston, Texas....Reading & Bates Development
  Co., a wholly owned subsidiary of Reading & Bates Corporation (RB-NYSE), and INTEC Engineering, Inc., announced the formation of a joint venture company, Total Offshore Production Systems (TOPS). The new company will focus on providing complete field developments and services to operators desiring to contract field developments through a single entity. Curtis Burton, formerly Project Manager for Texaco's DeepStar Project, has been named President and General Manager of the new venture. In addition to normal turnkey type activities, TOPS is prepared to enter into partnering arrangements with field operators and assume equity positions in the developments. TOPS has been structured with the intent of pursuing deepwater offshore developments, on a worldwide basis, with a group of preferred contractors and manufacturers.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are pleased to have finalized this joint venture company with INTEC, as we believe the combination of our companies' resources and talents will be attractive to operators seeking developments in deepwater. Reading & Bates' contribution would be execution of the drilling utilizing our deepwater fleet, providing floating production vessels from our current inventory or from other sources, vessel design and project management. INTEC would be expected, primarily, to contribute its deepwater systems engineering and construction management expertise. We also believe that the opportunity, often inherent in these types of development projects, to invest in proven, undeveloped reserves, will provide Reading & Bates yet another means to maximize shareholder value."

        Willem J. Timmermans, President of INTEC Engineering, stated, "INTEC, in its role as a leader in deepwater oil and gas subsea production and transportation, has recognized the need for a full service entity with total field development capability. While having the flexibility afforded by complete field development capability, the objective is to augment the client company's resources, not replace them; the combined result being a shorter and more cost effective road to producing deepwater reserves. INTEC is very pleased to join with Reading & Bates in this exciting venture, particularly as R&B's goals and objectives closely parallel those of INTEC."

        INTEC Engineering, a Texas based corporation, is an international, privately held engineering and construction management firm specializing in offshore pipelines, offshore terminals, subsea and floating production systems.

        Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating
  production  systems  to  the  upstream  offshore  oil   and  gas  industry
  worldwide.

        For further information on TOPS, please contact Curtis Burton in Houston, Texas, Phone: (713) 589-5198, Fax: (713) 496-0186.

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